Exhibit 10.1

First AMENDMENT TO

Real Estate Purchase and Sale Agreement

THIS First AMENDMENT TO Real Estate Purchase and Sale Agreement (the “First Amendment”) is made effective this 12th day of August, 2026 (“Effective Date”), by and between CHINO VALLEY PROPERTIES, LLC, an Arizona limited liability company (hereinafter referred to as “Seller”) and 2148 Chino LLC, an Arizona limited liability company (hereinafter referred to as “Purchaser”).

RECITALS

WHEREAS, Broken Arrow Herbal Center, Inc. (“Original Buyer”) and Seller entered into a Real Estate Purchase and Sale Agreement dated April 20, 2026 (the “Agreement”), whereby Seller agreed to sell and Purchaser agreed to purchase real property located in the Town of Chino Valley, County of Yavapai, State of Arizona commonly known as 2144-2148 N. Road 1 East, Chino Valley, Arizona 86323 and designated as APN Nos. 306-14-008M, 306-14-008K, 306-14-008N, and 306-14-008F (the “Property”), and as more fully described in the Agreement; and

WHEREAS, Green Valley Group, LLC, an Arizona limited liability company (“GVG”) and Kingman Property Group, LLC, an Arizona limited liability company (“KPG”) were additional seller parties to the Agreement, and their interest in the Agreement has been satisfied. Accordingly, GVG and KPG have no further rights, duties, or liabilities under the Agreement as it applies to this First Amendment.

WHEREAS, Pursuant to that certain Assignment and Assumption of Real Estate Purchase and Sale Agreement dated April 22, 2026 (the “Assignment”), Original Buyer assigned to 2148 Chino LLC all of its right, title, and interest as Purchaser with respect to the Chino Valley Property; and

WHEREAS, Purchaser and Seller desire to amend the Agreement on the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

1. Recitals; Defined Terms. The parties acknowledge the accuracy of the foregoing recitals. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2. Purchase Price. Section 3 of the Agreement is hereby amended to reduce the Purchase Price allocation of the Chino Valley Property to Seven Million Two Hundred Thousand and 00/100 Dollars ($7,200,000.00). The Purchase Price shall be deemed adjusted accordingly without any additional requisite consideration. The Deposit previously delivered by Purchaser pursuant to Section 2 of the Agreement, net of the Independent Contract Consideration, shall continue to be credited against the Purchase Price allocation of the Chino Valley Property as amended hereby, in accordance with Sections 2 and 10(d) of the Agreement.

a.	Section 3 is further amended to provide for a credit against the Purchase Price allocation of the Chino Valley Property. Seller hereby grants to Purchaser a credit in the amount of Seventy Thousand and 00/100 Dollars ($70,000.00) which shall be applied to the Purchase Price allocation of the Chino Valley Property. The credit amount is representative of the security deposit in Seller’s possession in its capacity as landlord to the Chino Valley Lease as defined in the Agreement. Upon application of such credit, Seller’s obligation to return such security deposit to Purchaser, whether under the Chino Valley Lease or otherwise, shall be deemed fully and finally satisfied and discharged, and neither party shall have any further obligation or liability with respect thereto.

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b.	Section 3 is further amended to provide that Purchaser shall pay the full Purchase Price allocation of the Chino Valley Property in all cash. Purchaser’s payment of the Purchase Price allocation of the Chino Valley Property shall not be subject to the Note or Deed of Trust as referenced therein, nor will the Purchase Price allocation of the Chino Valley Property be subject to any seller financing or other lender-type financing. For the avoidance of doubt, Sections 3(b) and 3(c) of the Agreement, and the requirement in Section 10(e) of the Agreement that the Note and Deed of Trust encumber all three (3) Option Properties, are hereby deleted and shall be of no further force or effect as they relate to the Chino Valley Property, and no Deed of Trust or other lien securing any obligation of Purchaser shall be recorded against, or otherwise encumber, the Green Valley Property or the Kingman Property in connection with the Closing of the Chino Valley Property.

3. Closing Costs: Seller agrees to pay one hundred percent (100%) of any and all closing costs, including escrow fees.

4. Closing Date. Section 10 of the Agreement is hereby amended such that the Closing Date for the Chino Valley Property shall occur on Monday, August 31, 2026.

5. Other Dates. All other dates are hereby amended to be consistent with this First Amendment. If any date on which a time scheduled to expire herein is a Saturday, Sunday or holiday recognized in the State of Arizona, the subject date shall be extended to the next business day.

6. Counterparts. This First Amendment may be executed in separate and multiple counterparts, each of which shall be deemed an original but all of which taken together shall be deemed to constitute one and the same instrument.

7. Remainder of Agreement Unaffected. In all other respects, the remainder of the Agreement shall remain in full force and effect. Any portion of the Agreement that is inconsistent with this First Amendment is hereby amended to be consistent.

[Signature pages follow]

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Purchaser and Seller have caused this First Amendment to be duly executed on the day and year first written above.

SELLER:

CHINO VALLEY PROPERTIES, LLC, an Arizona limited liability company

By:	/s/ Bryan McLaren
Print Name:	Bryan McLaren
Title:	Authorized Signatory
Email:

[Purchaser Execution Page Follows]

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This First Amendment is executed by Purchaser as of the date first written above.

PURCHASER:

2148 Chino LLC, an Arizona limited liability company

By:	/s/
Print Name:
Title:
Email:

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